Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of xG Technology, Inc. on Form S-3 (File No. 333-197820) of our report dated April 12, 2016 with respect to our audit of the financial statements of Integrated Microwave Technologies, LLC (the "Company"), which includes an explanatory paragraph as to the Company's ability to continue as a going concern, as of December 31, 2015 and for the year then ended, which report appears in the amended Form 8-K of xG Technology, Inc. filed with the U.S. Securities and Exchange Commission on April 13, 2016.

/s/ Marcum llp

Marcum llp

New York, NY

February 2, 2017